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                                                                    EXHIBIT 99.1

                                                                    NEWS RELEASE
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FOR RELEASE @ 3:30 P.M., C.S.T., NOVEMBER 17, 1999

                                            CONTACT: JOHN Y. AMES
                                                     PRESIDENT & COO
                                                     VENUS EXPLORATION, INC.
                                                     210-930-4900 EXT. 1104
                                                     WWW.VENUSEXPLORATION.COM

         San Antonio, Texas - November 17, 1999 - Venus Exploration, Inc.'s (Nasdaq Small CapTM VENX) common stock will continue to be listed on The Nasdaq SmallCap Market via an exception from the Net Tangible Asset requirement.

         While Venus Exploration, Inc. failed to meet this requirement as of August 30, 1999, the Company was granted a temporary exception from this standard subject to Venus Exploration, Inc.'s meeting certain conditions. The exception will expire on December 31, 1999. In the event the Company is deemed to have met the terms of the exception, it shall continue to be listed on The Nasdaq SmallCap Market. The Company believes it can meet these conditions through the gain which it expects to record in the fourth quarter of 1999 if a pending transaction to sell properties in Louisiana, previously announced by the company, is consummated, although there can be no assurances that it will do so. The Company announced on November 5, 1999 that it had entered into a Letter of Intent to sell certain properties for $19,500,000. This sale is subject to normal and customary conditions of closing and the negotiation and execution of a definitive Purchase and Sale Agreement.

         For the duration of the exception, the Company's Nasdaq symbol will be VENXC. If at some future date the Company's securities should cease to be listed on The Nasdaq SmallCap Market, they may continue to be listed in the OTC-Bulletin Board.

         This News Release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Those forward- looking statements address such matters as completion of a transaction that is subject to change. Although these statements are based on the data available at the time this material was prepared and although Venus believes that its expectations are based on reasonable assumptions, it can give no assurance that its goals will be achieved, or that its conclusions will be supported by actual future events. Important factors that could cause actual results to differ materially from those in the forward-looking statements include federal and state regulatory developments, the timing and extent of changes in commodity prices, the timing and extent of success in acquiring leasehold interests, the success in developing and producing oil and gas reserves, geological uncertainties and conditions of the capital and equity markets during the periods covered by the forward-looking statements contained in the company's public filings with the Securities and Exchange Commission.

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